AGREEMENT AND PLAN OF BANK MERGER
OF
FNB SOUTHEAST
INTO
LEXINGTON STATE BANK

This AGREEMENT AND PLAN OF BANK MERGER (the “Bank Agreement”) is made and entered into as of this 26th day of February, 2007 to effect the merger (the “Bank Merger”) of FNB SOUTHEAST with and into LEXINGTON STATE BANK. The terms and conditions of the Bank Merger shall be as follows:

ARTICLE I

CORPORATE PARTICIPANTS IN THE BANK MERGER

1.1 In General. The name of the entity planning to merge is FNB Southeast (“FNB Bank”), a North Carolina chartered commercial bank having its principal place of business at 1501 Highwoods Blvd., Suite 400, Greensboro NC 27410. The name of the entity into which FNB Bank plans to merge is Lexington State Bank (“LSB Bank” or the “Surviving Bank”), a North Carolina chartered commercial bank having its principal place of business at One LSB Plaza, Lexington, North Carolina 27292.

ARTICLE II

TERMS AND CONDITIONS OF THE BANK MERGER

2.1 In General. Subject to the terms and conditions of this Bank Agreement, at the Effective Time (as defined herein), FNB Bank shall be merged with and into LSB Bank (together, the “Merging Institutions”) pursuant to the provisions of, and with the effect provided under, Sections 53-12 and 53-13 of the North Carolina General Statutes.

2.2 Effect of Bank Merger. At the Effective Time, the separate existence of FNB Bank shall cease and LSB Bank, as the surviving entity, shall continue unaffected and unimpaired by the Bank Merger, except as otherwise provided in this Bank Agreement.

2.3 Headquarters of the Surviving Bank. From and after the Effective Time until otherwise determined by the Board of Directors of the Surviving Bank, the headquarters and principal executive offices of the Surviving Bank shall be located in Greensboro, North Carolina.
2.4 Name and Business of the Surviving Bank. The business of the Surviving Bank shall be that of a North Carolina chartered commercial bank and shall be conducted at the headquarters of the Surviving Bank and at its legally established branches, including those branches of FNB Bank acquired as a result of the Bank Merger. Articles of Amendment shall be filed with the North Carolina Secretary of State changing the name of the Surviving Bank to a name to be mutually agreed by the parties (the “New Name”). Following the Effective Time, the Surviving Bank shall operate all of the branch offices of FNB Bank and LSB Bank as branch offices under the New Name.

ARTICLE III

EFFECTIVE TIME

3.1 Effective Time of Bank Merger. The Bank Merger shall become effective on the date and at the time specified in the Articles of Merger, which shall contain this Bank Agreement, together with a certified copy of the approval of the Bank Merger by the North Carolina Commissioner of Banks, filed with the North Carolina Secretary of State as required under Section 53-13 of the North Carolina General Statutes (the “Effective Time”).

3.2 As of the Effective Time. As of the Effective Time:

(a) The corporate existence of each of the Merging Institutions shall be merged into and continue in the Surviving Bank.

(b) All assets, rights, franchises and interests of the Merging Institutions in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer. The Surviving Bank, upon the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each of the Merging Institutions at the time of the Bank Merger.

(c) The Surviving Bank shall be liable for all liabilities of every kind and description of the Merging Institutions, including liabilities arising out of the operation of the trust department of each of the Merging Institutions, existing immediately prior to the Effective Time, to the extent provided by law.

ARTICLE IV

CONVERSION OF SHARES

4.1 Capital Stock of FNB Bank. As of the date hereof, the authorized capital stock of FNB Bank consists of SEVEN HUNDRED FORTY TWO THOUSAND FIVE HUNDRED (742,500) shares of common stock, par value ONE DOLLAR ($1.00) per share. All of the issued and outstanding capital stock of FNB Bank is owned by FNB Financial Services Corporation, a North Carolina corporation, also having its principal place of business at 1501 Highwoods Blvd., Suite 400, Greensboro NC 27410 (“FNB”). As of the Effective Time, each outstanding share of the capital stock of FNB Bank shall be cancelled and retired with no consideration to be issued or paid in exchange therefor.

4.2 Capital Stock of LSB Bank. As of the date hereof, the authorized capital stock of LSB Bank consists of FIVE MILLION (5,000,000) shares of common stock, par value FIVE DOLLARS ($5.00) per share. All of the issued and outstanding capital stock of LSB Bank is owned by LSB Bancshares, Inc., a North Carolina corporation, also having its principal place of business at One LSB Plaza, Lexington, North Carolina 27292 (“LSB”). As of the Effective Time, each outstanding share of the capital stock of LSB Bank shall remain outstanding as a share of common stock of the Surviving Bank.

ARTICLE V

OFFICERS AND DIRECTORS OF THE SURVIVING BANK

5.1 Management. At the Effective Time, Robert F. Lowe shall be Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors of the Surviving Bank. Barry Z. Dodson shall be Vice Chairman of the Board of Directors of the Surviving Bank, and Vice Chairman of the Executive Committee of the Board. Presley A. Ridgill shall be President and Chief Executive Officer of the Surviving Bank and a member of the Executive Committee of the Board of Directors of the Surviving Bank. Michael W. Shelton shall be an Executive Vice President and Chief Financial Officer of the Surviving Bank.

5.2 Board of Directors.

(a) From and after the Effective Time, until duly changed in compliance with applicable law, the Articles of Incorporation and Bylaws of the Surviving Bank, the Board of Directors of the Surviving Bank shall consist of up to twenty (20) directors, and shall initially include Mr. Lowe, Mr. Dodson and Mr. Ridgill and an equal number, inclusive of Mr. Lowe, Mr. Dodson and Mr. Ridgill, of FNB Bank Directors and LSB Bank Directors (each as defined below). The initial FNB Bank Directors shall be selected by FNB’s Board of Directors and the initial LSB Bank Directors shall be selected by LSB’s Board of Directors. Subject to Section 5.2, from and after the Effective Time and until the second annual meeting of the Surviving Bank following the 2007 annual meeting, all vacancies on the Board of Directors of the Surviving Bank created by (i) the cessation of service of a FNB Bank Director shall be filled by a nominee selected by the continuing FNB Bank Directors and (ii) the cessation of service of a LSB Bank Director shall be filled by a nominee selected by the continuing LSB Bank Directors.

(b) Subject to Section 5.2, from and after the Effective Time until the second annual meeting of the Surviving Bank following the 2007 annual meeting, each of the committees of the Board of Directors of the Surviving Bank shall be comprised of an equal number of FNB Bank Directors and LSB Bank Directors, the identity of the members of such committees to be otherwise mutually determined by Mr. Lowe and Mr. Dodson; provided, however, that Mr. Lowe, Mr. Dodson and Mr. Ridgill shall serve on the Executive Committees of the Board of Directors of the Surviving Bank during such period, Mr. Lowe shall serve as the Chairman of the Executive Committee, and Mr. Dodson shall serve as Vice Chair of the Executive Committee. In the event Mr. Lowe, Mr. Dodson or Mr. Ridgill shall cease to be a director of the Surviving Bank during such two year period or unable to assume or continue in the designated positions during such periods, as applicable, (i) an LSB Bank Director selected by the LSB Bank Directors shall succeed Mr. Lowe for the remainder of such period as Chairman of the Board of Directors and Chair of the Executive Committee of the Surviving Bank, and (ii) an FNB Bank Director selected by the FNB Bank Directors shall succeed Mr. Dodson for the remainder of such period as Vice Chair of the Board of Directors and the Executive Committee of the Surviving Bank or Mr. Ridgill for the remainder of such period as a member of the Executive Committee of the Board of Directors of the Surviving Bank.

(c) The term “FNB Bank Director” means (i) any person serving as a director of FNB Bank on the date of this Agreement who continues as a director of the Surviving Bank at the Effective Time and (ii) any person who becomes a director of the Surviving Bank and who is designated as such by the continuing FNB Bank Directors prior to his or her election; and the term “LSB Bank Director” means (i) any person serving as a director of LSB Bank on the date of this Agreement who becomes a director of the Surviving Bank at the Effective Time and (ii) any person who becomes a director of the Surviving Bank and who is designated as such by the continuing LSB Bank Directors prior to his or her election.

ARTICLE VI

ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING BANK

6.1 Charter. Subject to the terms and conditions of this Bank Agreement, at the Effective Time, the Articles of Incorporation, as amended, of LSB Bank, with such amendments as to which the parties may hereafter agree to submit to LSB Bank’s shareholder, including, without limitation, amendments to change the corporate name of LSB Bank and which may be properly approved by LSB Bank’s Board of Directors and by the sole shareholder (the “Charter”), shall be the Charter of the Surviving Bank until thereafter amended in accordance with applicable law.

6.2 By-Laws. Subject to the terms and conditions of this Bank Agreement, at the Effective Time, the Bylaws of LSB Bank shall be the Bylaws of the Surviving Bank until thereafter amended in accordance with applicable law; provided, however, that the Bylaws shall be amended as of the Effective Time to reflect the amendments to the Charter described in Section 6.1.

ARTICLE VII

GENERAL PROVISIONS

7.1 Entire Agreement. This Bank Agreement, along with the Agreement and Plan of Merger by and between FNB Financial Services Corporation and LSB Bancshares, Inc., also dated February 26, 2007, contains the entire agreement between the parties with respect to the transaction contemplated hereunder and supersedes any and all prior arrangements or understandings with respect thereto. This Bank Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

7.2 Amendment. At any time before the Effective Time, the Merging Institutions, by mutual consent of their respective Boards of Directors, may amend this Bank Agreement.

7.3 Termination. At any time before the Effective Time, this Bank Agreement may be terminated by mutual consent of the Boards of Directors of the Merging Institutions, notwithstanding any prior shareholder vote for approval.

7.4 Shareholder Vote. This Bank Agreement shall be subject to the approval, ratification and confirmation by the affirmative vote of the shareholder of each of the Merging Institutions.

7.5 Applicable Law. This Bank Agreement shall be governed by the laws of the State of North Carolina.

7.6 Headings. The headings contained in this Bank Agreement are for reference purposes only and are not part of this Bank Agreement.

7.7 Counterparts. This Bank Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, each of the parties has caused this Bank Agreement to be duly executed UNDER SEAL on its behalf all as of the day and year first above written.

FNB FINANCIAL SERVICES CORPORATION

By:

Name:	Pressley A. Ridgill
Title:	President and Chief Executive Officer

ATTEST:

_________________________________
_______________, Secretary

FNB SOUTHEAST

By:

Name:	Pressley A. Ridgill
Title:	President and Chief Executive Officer

ATTEST:

_________________________________
_______________, Secretary

LSB BANCSHARES, INC

By:

Name:	Robert F. Lowe
Title:	Chairman, President
and Chief Executive Officer

ATTEST:

_________________________________
_______________, Secretary

LEXINGTON STATE BANK

By:

Name:	Robert F. Lowe
Title:	Chairman, President
and Chief Executive Officer

ATTEST:

_________________________________
_______________, Secretary